UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-KA

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2012

FOUR RIVERS BIOENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (44) 1642 674085

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

The Company issued a Form 8-K on February 14, 2012 explaining that it was unable to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2011 on a timely basis. The Company has been unable to file this Form 10-K or any quarterly reports due on Forms 10-Q with the SEC since that time and it will continue to be unable to make such filings until and unless it secures additional finance for working capital.

The failure to be current in its public reports is a breach of the Company’s Original Issue Senior Convertible Debentures (“Debentures”).  The Company had secured a waiver of this breach from the lenders until July 31, 2012 and it is in ongoing discussions with the Debenture holder with the objective of obtaining a further waiver or fashioning an alternative solution to address the default.

The Company continues to explore sources of funding from investors, including one particular possible investor with whom the company has been in discussions over the course of the past year, which discussions are continuing and are at a potentially advanced stage; and realization of assets which are not essential to its plans. The Company is also adjusting its business plan in light of its cash requirements and lack of availability of operating funds.

There can be no assurance that the Company will be able to either (a) reach an appropriate agreement with its Debenture holder regarding the default or (b) raise additional funds for working capital and satisfaction of its outstanding obligations, including the obligations under the Debentures.  Failure to obtain necessary funding could result in the Company becoming insolvent and/or having to sell assets in an attempt to repay the Debentures and its unsecured creditors and in the curtailment of its waste-to-energy project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2012	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer